Exhibit 23.2
Independent Auditors’ Consent

The Partners
Star Parent, L.P.:

We consent to the incorporation by reference in the registration statements (No. 333-239210) on Form S-3 and (No. 333-229712, 333-220786, 333-219871, 333-204317 and 333-205784) on Form S-8 of Black Knight, Inc. of our report dated March 17, 2020, with respect to the consolidated balance sheet of Star Parent, L.P. as of December 31, 2019, the related consolidated statements of operations and comprehensive loss, partners’ capital, and cash flows for the period from February 8, 2019 to December 31, 2019, and the related notes, which report appears in the December 31, 2020 annual report on Form 10-K of Black Knight, Inc.
/s/ KPMG LLP
Short Hills, New Jersey
February 25, 2021